Exhibit 3.1

MINIMUM FEE: $50.00
If the authorized
capital is increased
in excess of fifty
thousand dollars ($50,000.00),
the filing fee shall
be an amount equal to
one-tenth of one percent
(1/10th of 1%) of such increase.

PRINT CLEARLY
AMENDED CERTIFICATE OF INCORPORATION (AFTER RECEIPT OF PAYMENT OF STOCK)

TO:	OKLAHOMA SECRETARY OF STATE 2300 N. Lincoln Blvd., Room 101, State Capitol Building Oklahoma City, Oklahoma 73105-4897 (405)-521-3912
The undersigned Oklahoma corporation, for the purpose of amending its certificate of incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies:
1.      A. The name of the corporation is: First Trinity Financial Corporation
B. As amended: The name of the corporation has been changed to:
N/A

(Please Note: The new name of the corporation MUST contain one of the following words: association, company, corporation, club, foundation, fund, incorporated, institute, society, union, syndicate or limited or one of the abbreviations co., Corp., inc. or ltd.)
2. The name of the registered agent and the street address of the registered office in the State of Oklahoma is:

Gregg Zahn	7633 East 63rd PL, Suite 230,	Tulsa,	Tulsa	74133

Name of Agent	Street Address	City	County	Zip Code
(P.O. BOXES ARE NOT ACCEPTABLE)
3. The duration of the corporation is: Perpetual

4. The aggregate number of the authorized shares, itemized by class, par value of shares, shares without par value, and series, if any, within a class is:

	SERIES	PAR VALUE PER SHARE
NUMBER OF SHARES	(If any)	(Or, if without par value, so state)
COMMON 20,000,000		$.01
PREFERRED 550,000		$.01
5. Set forth clearly any and all amendments to the certificate of incorporation which are desired to be made: Amended to increase the number of par value $.01 common shares from 8,000,000 to 20,000,000 shares.
That at a meeting of the Board of Directors, a resolution was duly adopted setting forth the foregoing proposed amendment(s) to the Certificate of Incorporation of said corporation, declaring said amendment(s) to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof.
That thereafter, pursuant to said resolution of its Board of Directors, a meeting of the shareholders of said corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment(s).
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its President or Vice President and attested by its Secretary or Assistant Secretary, this 11 day of June, 2009.

By	/s/ Gregg Zahn
President

Gregg Zahn
(PLEASE PRINT NAME)
ATTEST:

By	/s/ Jeffrey M. Lee
Assistant Secretary

Jeffrey M. Lee
(PLEASE PRINT NAME)
(SOS FORM 004-12/01)